Exhibit (s)(3)

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE RIGHTS OFFERINGS]

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 2015)

EAGLE POINT CREDIT COMPANY INC.

Up to        Shares of Common Stock

Issuable Upon Exercise of Rights

to Subscribe for Such Shares

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended, or the “1940 Act.” Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in equity and junior debt tranches of collateralized loan obligations, or “CLOs,” that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We may also invest in other securities and instruments that are related to these investments or that our investment adviser believes are consistent with our investment objectives, including senior debt tranches of CLOs and loan accumulation facilities. Loan accumulation facilities are short- to medium-term facilities often provided by the bank that will serve as the placement agent or arranger on a CLO transaction. Loan accumulation facilities typically incur leverage between four and six times prior to a CLO’s pricing. The CLO securities in which we primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as ‘‘junk’’ securities. In addition, the CLO equity and junior debt securities in which we invest are highly leveraged (with CLO equity securities typically being leveraged nine to 13 times), which magnifies our risk of loss on such investments.

Eagle Point Credit Management LLC, our investment adviser, manages our investments subject to the supervision of our board of directors. As of September 30, 2015, Eagle Point Credit Management LLC had approximately $910 million of assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. Eagle Point Administration LLC, an affiliate of our investment adviser, serves as our administrator.

We are issuing [transferable/non-transferable] subscription rights to our stockholders of record as of 5:00 p.m., New York City time, on          ,      , or the “record date,” entitling the holders thereof to subscribe for an aggregate of         shares of our common stock. Stockholders will receive one right for each outstanding share of common stock owned on the record date. The rights entitle the holders to purchase one new share of common stock for every           rights held. [In addition, stockholders on the record date who fully exercise their rights will be entitled to subscribe, subject to the limitations described in this prospectus supplement and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised rights.] [In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders, subject to the limitations described in this prospectus supplement and subject to allotment.]

Our common stock is traded on The New York Stock Exchange under the symbol “ECC.” The last reported closing price for our common stock on             , 20    was $      per share. [The rights are transferable and will be listed for trading on The New York Stock Exchange under the symbol “       “.]

The subscription price will be [describe means of computing subscription price]. The offer will expire at 5:00 p.m., New York City time, on           ,   20    , unless extended as described in this prospectus supplement. We, in our sole discretion, may extend the period for exercising the subscription rights. You will have no right to rescind your subscriptions after receipt of your payment of the estimated subscription price except as described in this prospectus supplement.

Shares of common stock of closed-end investment companies frequently trade at a discount to their net asset value. If our shares of common stock trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any securities, you should read the discussion of the principal risks of investing in our rights, which are summarized in “Risk Factors” beginning on page 15 of this prospectus supplement and on page 16 in the accompanying prospectus.

This prospectus supplement contains important information you should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before you invest and retain them for future reference. We file annual and semi-annual stockholder reports, proxy statements and other information with the SEC. To obtain this information free of charge or make other inquiries pertaining to us, please visit our website (www.eaglepointcreditcompany.com) or call (844) 810-6501 (toll-free). You may also obtain a copy of any information regarding us filed with the SEC from the SEC’s website (www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(4)
Estimated subscription price(1)	$	$
Estimated sales load (underwriting discounts and commissions) (2) (3)	$	$
Proceeds to us (before estimated expenses)(1)(3)	$	$

(1) Estimated on the basis of [describe means of computing subscription price]. See “The Offer—Subscription Price.”

[(2)   In connection with this offering,                             , the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to     % of the subscription price per share for each share issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege].]

(3)  Total offering expenses payable by us, excluding sales load, are estimated to be $        . We estimate that net proceeds to us after expenses will be $      assuming all of the rights are exercised at the estimated subscription price.

(4)  Assumes all rights are exercised at the estimated subscription price.

The date of this prospectus supplement is       , 20

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offering. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders.] This offering will also cause dilution in the distributions per share we are able to distribute subsequent to completion of the offering. Such dilution is not currently determinable because it is not known how many shares will be subscribed for, what the net asset value or market price of our common stock will be on the expiration date for the offer or what the subscription price will be. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. [If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights]. [See “Risk Factors—Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering” and “Dilution” in this prospectus supplement for more information.]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the dealer manager has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the dealer manager is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information appearing in the accompanying prospectus is accurate only as of the date on its front cover. Our business, financial condition and results of operations may have changed since these dates. We will update these documents to reflect material changes only as required by law. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers are permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Additional Information” before investing in our common stock.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about this offering. It is not complete and may not contain all the information that is important to a decision to invest in the rights. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus supplement and beginning on page 16 in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus.

Except where the context suggests otherwise, the terms:

•	“Eagle Point Credit Company,” the “Company,” “we,” “us” and “our” refer to Eagle Point Credit Company Inc., a Delaware corporation, and its consolidated subsidiaries or, for periods prior to our conversion to a corporation, Eagle Point Credit Company LLC, a Delaware limited liability company;

•	“Eagle Point Credit Management” and “Adviser” refer to Eagle Point Credit Management LLC, a Delaware limited liability company;

•	“Eagle Point Administration” and “Administrator” refer to Eagle Point Administration LLC, a Delaware limited liability company; and

•	“Risk-adjusted returns” refers to the profile of expected asset returns across a range of potential macroeconomic scenarios, and does not imply that a particular strategy or investment should be considered low-risk.

On October 6, 2014, we converted from a Delaware limited liability company into a Delaware corporation. In this conversion, Eagle Point Credit Company Inc. succeeded to the business of Eagle Point Credit Company LLC.

Unless otherwise noted, the information contained in this prospectus supplement assumes the underwriters’ overallotment option is exercised in full.

Eagle Point Credit Company

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. We have elected to be treated, and intend to qualify annually, as a regulated investment company, or “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended, or the “Code.”

Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in equity and junior debt tranches of CLOs that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We may also invest in other securities and instruments that are related to these investments or that the Adviser believes are consistent with our investment objectives, including senior debt tranches of CLOs and loan accumulation facilities. The amount that we invest in these other securities and instruments may vary from time to time and, as such, may constitute a material part of our portfolio on any given date, all as based on the Adviser’s assessment of prevailing market conditions. The CLO securities in which we primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Below investment grade and unrated securities are also sometimes referred to as “junk” securities. These investment objectives are not fundamental policies of ours and may be changed by our board of directors without prior approval of our securityholders. See “Business” in the accompanying prospectus.

In the primary CLO market (i.e., acquiring securities at the inception of a CLO), we seek to invest in CLO securities that the Adviser believes have the potential to generate attractive risk-adjusted returns and to outperform other similar CLO securities issued within the respective vintage period. In the secondary CLO market (i.e., acquiring existing CLO securities), we seek to invest in CLO securities that the Adviser believes have the potential to generate attractive risk-adjusted returns.

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The Adviser pursues a differentiated strategy within the CLO market focused on:

•	proactive sourcing and identification of investment opportunities;

•	utilization of the Adviser’s methodical and rigorous investment analysis and due diligence process;

•	active involvement at the CLO structuring and formation stage; and

•	taking, in many instances, significant stakes in CLO equity and junior debt tranches.

We believe that the Adviser’s direct and often longstanding relationships with CLO collateral managers, its CLO structural expertise and its relative scale in the CLO market will enable us to source and execute investments with attractive economics and terms relative to other CLO opportunities.

When we make a significant primary market investment in a particular CLO tranche, we generally expect to be able to influence the CLO’s key terms and conditions. In particular, the Adviser believes that, although typically exercised only a minority of the time in the Adviser’s experience, the protective rights associated with holding a majority position in a CLO equity tranche (such as the ability to call the CLO after the non-call period, to refinance/reprice certain CLO debt tranches after a period of time and to influence potential amendments to the governing documents of the CLO) may reduce our risk in these investments. We may acquire a majority position in a CLO tranche directly, or we may benefit from the advantages of a majority position where both we and other accounts managed by the Adviser collectively hold a majority position, subject to any restrictions on our ability to invest alongside such other accounts. See “Business—Other Investment Techniques—Co-Investment with Affiliates” in the accompanying prospectus.

We seek to construct a portfolio of CLO securities that provides varied exposure across a number of key categories, including:

•	number of borrowers underlying each CLO;

•	industry type of a CLO’s underlying borrowers;

•	number and investment style of CLO collateral managers; and

•	CLO vintage period.

The Adviser has a long-term investment horizon and invests primarily with a buy-and-hold mentality. However, on an ongoing basis, the Adviser actively monitors each investment and may sell positions if circumstances change from the time of investment or if the Adviser believes it is in our best interest to do so.

Eagle Point Credit Management

Eagle Point Credit Management, our investment adviser, manages our investments subject to the supervision of our board of directors. An affiliate of the Adviser, Eagle Point Administration, performs, or arranges for the performance of, our required administrative services. For a description of the fees and expenses that we pay to the Adviser and the Administrator, see “The Adviser and the Administrator—Investment Advisory Agreement—Management Fee and Incentive Fee” and “—The Administrator and the Administration Agreement” in the accompanying prospectus.

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The Adviser is registered as an investment adviser with the SEC and, as of September 30, 2015, had approximately $910 million of assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. The Adviser was established in November 2012 by Thomas P. Majewski and Stone Point Capital LLC, or “Stone Point,” as investment manager of Trident V, L.P. and related investment vehicles, which we refer to collectively as the “Trident V Funds.” Stone Point, an investment adviser registered with the SEC, is a specialized private equity firm focused exclusively on the financial services industry. Since its inception, Stone Point (including a predecessor entity) has raised six private equity funds with aggregate committed capital of approximately $13 billion. The Adviser is primarily owned by the Trident V Funds through intermediary holding companies. In addition, the Adviser’s “Senior Investment Team” holds an indirect ownership interest in the Adviser. The Adviser is governed by a board of directors, which is comprised of Mr. Majewski and certain principals of Stone Point. See “The Adviser and the Administrator” in the accompanying prospectus.

The Adviser’s Senior Investment Team is led by Mr. Majewski, Managing Partner of the Adviser, and is also comprised of Daniel W. Ko, Portfolio Manager, and Daniel M. Spinner, Portfolio Manager. The Senior Investment Team is primarily responsible for our day-to-day management and the implementation of our investment strategy and process.

Each member of the Senior Investment Team is a CLO industry specialist who has been directly involved in the CLO market for the majority of his career and has built relationships with key market participants, including CLO collateral managers, investment banks and investors. Members of the Senior Investment Team have been involved in the CLO market as:

•	the head of the CLO business at various investment banks;

•	a lead CLO structurer and collateralized debt obligation, or “CDO,” workout specialist at an investment bank;

•	a CLO equity and debt investor;

•	a principal investor in CLO collateral management firms; and

•	a lender and mergers and acquisitions adviser to CLO collateral management firms.

We believe that the complementary, yet highly specialized, skill set of each member of the Senior Investment Team provides the Adviser with a competitive advantage in its CLO-focused investment strategy. See “The Adviser and the Administrator—Portfolio Managers” in the accompanying prospectus.

CLO Overview

Our investment portfolio is comprised primarily of investments in the equity and junior debt tranches of CLOs. The CLOs that we target are securitization vehicles that pool portfolios of primarily below investment grade U.S. senior secured loans. Such pools of underlying assets are often referred to as a CLO’s “collateral.” While the vast majority of the portfolio of most CLOs consists of senior secured loans, many CLOs enable the CLO collateral manager to invest up to 10% of the portfolio in assets that are not first lien senior secured loans, including second lien loans, unsecured loans, senior secured bonds and senior unsecured bonds.

CLOs are generally required to hold a portfolio of assets that is highly diversified by underlying borrower and industry, and is subject to a variety of asset concentration limitations. Most CLOs are revolving structures that generally allow for reinvestment over a specific period of time (typically three to five years). In cash flow CLOs, which are the type of CLOs we target, the terms and covenants of the structure are, with certain exceptions, based primarily on the cash flow generated by, and the par value (as opposed to the market price) of, the CLO collateral. These covenants include collateral coverage tests, interest coverage tests and collateral quality tests.

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A CLO funds the purchase of a portfolio of primarily senior secured loans via the issuance of CLO equity and debt instruments in the form of multiple, primarily floating-rate debt, tranches. The CLO debt tranches typically are rated “AAA” (or its equivalent) at the most senior level down to “BB” or “B” (or its equivalent), which is below investment grade, at the most junior level by Moody’s Investor Service, Inc., or “Moody’s,” Standard & Poor’s Rating Group, or “S&P,” and/or Fitch, Inc., or “Fitch.” The CLO equity tranche is unrated and typically represents approximately 8% to 11% of a CLO’s capital structure. A CLO’s equity tranche represents the first loss position in the CLO. Below investment grade and unrated securities are sometimes referred to as “junk” securities.

The diagram below is for illustrative purposes only. The CLO structure highlighted below is a hypothetical structure, and the structure of CLOs in which we invest may vary substantially from the example set forth below. Please see “Business—CLO Overview” in the accompanying prospectus for a more detailed description of a CLO’s typical structure and key terms and conditions including its priority-of-payment schedules.

Since a CLO’s indenture requires that the maturity dates of a CLO’s assets (typically five to eight years from the date of issuance of a senior secured loan) be shorter than the maturity date of the CLO’s liabilities (typically 11 to 12 years from the date of issuance), CLOs generally do not face refinancing risk on the CLO debt.

Depending on the Adviser’s assessment of market conditions, our investment focus may vary from time to time between CLO equity and CLO debt investments.

We believe that CLO equity has the following attractive fundamental attributes:

•	Potential for strong absolute and risk-adjusted returns: We believe that CLO equity offers a potential total return profile that is attractive on a risk-adjusted basis compared to U.S. public equity markets.
•	Expected shorter duration high-yielding credit investment with the potential for high quarterly cash distributions: Relative to certain other high-yielding credit investments such as mezzanine or subordinated debt, CLO equity is expected to have a shorter payback period with higher front-end loaded quarterly cash flows (often in excess of 20% per annum of face value) during the early years of a CLO’s life.
•	Expected protection against rising interest rates: Since a CLO’s asset portfolio is typically comprised principally of floating rate loans and the CLO’s liabilities are also generally floating rate instruments, we expect CLO equity to provide potential protection against rising interest rates after the London Interbank Offered Rate, or “LIBOR,” has increased above the average LIBOR floor on a CLO’s assets. However, CLO equity is still subject to other forms of interest rate risk. For a discussion of the interest rate risks associated with CLO equity, see “Risk Factors — Risks Related to Our Investments — We and our investments are subject to interest rate risk” and “Business — CLO Overview” in the accompanying prospectus.

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•	Expected low-to-moderate correlation with fixed income and equity markets: Given that CLO assets and liabilities are primarily floating rate, we expect CLO equity investments to have a low-to-moderate correlation with U.S. fixed income securities. In addition, because CLOs generally allow for the reinvestment of principal during the reinvestment period regardless of the market price of the underlying collateral if the respective CLO remains in compliance with its covenants, we expect CLO equity investments to have a low-to-moderate correlation with the U.S. equity markets.

CLO securities are also subject to a number of risks as discussed in more detail in “Risk Factors” beginning on page 16 of the accompanying prospectus. Among our primary targeted investments, the risks associated with CLO equity are generally greater than those associated with CLO debt.

Our Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in CLO securities and related investments due to the following competitive advantages:

•	Specialist in CLO securities with a proven track record. The Adviser focuses exclusively on CLO securities and related investments. Each member of the Senior Investment Team is a CLO specialist who has been involved with the CLO market for the majority of his career and brings a distinct and complementary skill set that the Adviser believes is necessary for our success. We believe that the combination of the Adviser’s broad and often longstanding relationships with CLO collateral managers and our relative scale in the CLO market will enable us to source and execute investments with attractive economics and terms relative to other CLO market opportunities.
•	Deep CLO structural experience and expertise. Members of the Senior Investment Team have significant experience structuring, valuing and investing in CLOs throughout their careers. The Adviser believes that the initial structuring of a CLO is an important contributor to the ultimate risk-adjusted returns, and that experienced and knowledgeable investors can add meaningful value relative to other market participants by selecting those investments with the most advantageous structures.
•	Methodical and rigorous investment process. The objective of the Adviser’s investment process is to source, evaluate and execute investments in CLO securities and related investments that the Adviser believes have the potential to outperform the CLO market generally. This process, augmented by the first-hand CLO industry experience of the Senior Investment Team, is designed to be repeatable and is focused on key areas for analysis that the Adviser believes are most relevant to potential future performance. The Adviser believes that its investment and security selection process, with its strong emphasis on assessing the skill of the CLO collateral manager and analyzing the structure of the CLO, differentiates its approach to investing in CLO securities. See “Business — Investment Process” in the accompanying prospectus.
•	Efficient vehicle for gaining exposure to CLO securities. We believe that we are structured as an efficient vehicle for investors to gain exposure to CLO securities and related investments. Based on our long-term stable capital, the Adviser can focus principally on managing the portfolio and maximizing long-term risk-adjusted returns. We believe that our closed-end structure enables the Adviser to effectively implement our primarily long-term buy-and-hold investment philosophy.
•	Alignment of Interests. As of , 2015, the Trident V Funds, which are managed by Stone Point (an affiliate of the Adviser), held % of the outstanding shares of our voting securities, and the Adviser and the Senior Investment Team held an aggregate of % of the outstanding shares of our voting securities. See “Control Persons and Principal Stockholders” in the accompanying prospectus. Their significant holdings in our common stock and our preferred stock align the interests of the Adviser and the Senior Investment Team with ours. In addition, our fee structure includes an incentive fee component whereby we pay the Adviser an incentive fee only if our net income exceeds a hurdle rate. See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee and Incentive Fee” in the accompanying prospectus.

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Our Structure

We were organized as Eagle Point Credit Company LLC, a Delaware limited liability company, on March 24, 2014 and converted into a Delaware corporation on October 6, 2014. We have two wholly-owned subsidiaries: (1) Eagle Point Credit Company Sub LLC and (2) Eagle Point Credit Company Sub (Cayman) Ltd., or the “Cayman Subsidiary.” We generally gain access to certain newly issued Regulation S securities through the Cayman Subsidiary. Regulation S securities are securities of U.S. and non-U.S. issuers that are issued through offerings made pursuant to Regulation S of the Securities Act of 1933, as amended, or the “Securities Act.” Both of our subsidiaries are advised by the Adviser pursuant to the investment advisory agreement, or the “Investment Advisory Agreement,” between us and the Adviser. The following chart reflects our organizational structure and our relationship with our investment adviser and administrator as of the date of this prospectus supplement:

Financing and Hedging Strategy

Leverage by the Company.  We may use leverage as and to the extent permitted by the 1940 Act. We are permitted to obtain leverage using any form of financial leverage instruments, including funds borrowed from banks or other financial institutions, margin facilities, notes or preferred stock and leverage attributable to reverse repurchase agreements or similar transactions. As of             , leverage, reflecting our 7.75% Series A Term Preferred Stock, or the “Series A Term Preferred Stock,” represented approximately        % of our total assets. We may further increase our leverage through entry into a credit facility or other leveraging instruments. Instruments that create leverage are generally considered to be senior securities under the 1940 Act. With respect to senior securities representing indebtedness (i.e., borrowing or deemed borrowing), other than temporary borrowings as defined under the 1940 Act, we are required to have an asset coverage of at least 300%, as measured at the time of borrowing and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness. With respect to senior securities that are stocks (i.e., shares of preferred stock, including the Series A Term Preferred Stock), we are required to have an asset coverage of at least 200%, as measured at the time of the issuance of any such shares of preferred stock and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness plus the aggregate liquidation preference of any outstanding shares of preferred stock.

Subject to the limitations under the 1940 Act, we may incur additional leverage opportunistically or not at all and may choose to increase or decrease our leverage. We may use different types or combinations of leveraging instruments at any time based on the Adviser’s assessment of market conditions and the investment environment. In addition, we may borrow for temporary or other purposes as permitted under the 1940 Act, which indebtedness would be in addition to the asset coverage requirements described above. By leveraging our investment portfolio, we may create an opportunity for increased net income and capital appreciation. However, the use of leverage also involves significant risks and expenses, and our leverage strategy may not be successful. Any event that adversely affects the value of an investment would be magnified to the extent leverage is utilized. Accordingly, the more leverage is employed, the more likely a substantial change will occur in our net asset value, or “NAV.” See “Risk Factors—Risks Related to Our Investments—We may leverage our portfolio, which would magnify the potential for gain or loss on amounts invested and will increase the risk of investing in us” in the accompanying prospectus.

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Derivative Transactions.  From time to time we may engage in “Derivative Transactions,” as described below. To the extent we engage in Derivative Transactions, we expect to do so for hedging purposes and not for speculative purposes, although we may use Derivative Transactions for investment purposes to the extent consistent with our investment objectives if the Adviser deems it appropriate to do so. In particular, we may use Derivative Transactions to hedge against interest rate and/or credit risks. No assurance can be given that our hedging strategy and our use of derivatives will be successful. Successful use of Derivatives Transactions is subject to the ability of the Adviser, among other things, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives. If the Adviser is incorrect in its forecasts of default risks, liquidity risk, counterparty risk, market spreads or other applicable factors, our investment performance would diminish compared with what it would have been if these hedging techniques were not used. Moreover, even if the Adviser is correct in its forecasts, there is a risk that a derivative position may fail to correlate or correlate imperfectly with the price of the asset or liability being protected. We may purchase and sell a variety of derivative instruments, including exchange-listed and over-the-counter options, futures, options on futures, swaps and similar instruments, various interest rate transactions, such as swaps, caps, floors or collars, and credit transactions and credit default swaps. We also may purchase and sell derivative instruments that combine features of these instruments. Collectively, we refer to these financial management techniques as “Derivative Transactions.” Our use of Derivative Transactions, if any, will generally be deemed to create leverage for us and involves significant risks. See “Risk Factors—Risks Related to Our Investments—We are subject to risks associated with any hedging or derivative transactions in which we participate” in the accompanying prospectus.

Operating and Regulatory Structure

We are a non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end management investment company, we are required to meet certain regulatory tests. See “Regulation as a Closed-End Management Investment Company” in the accompanying prospectus. In addition, we have elected to be treated, and intend to qualify annually, as a RIC under Subchapter M of the Code, commencing with our tax year ended on November 30, 2014.

Our investment activities are managed by the Adviser and supervised by our board of directors. Under the Investment Advisory Agreement, we have agreed to pay the Adviser an annual base management fee based on our “Total Equity Base” as well as an incentive fee based on our “Pre-Incentive Fee Net Investment Income.” See “The Adviser and The Administrator—Investment Advisory Agreement—Management Fee and Incentive Fee” in the accompanying prospectus. We have also entered into an administration agreement, which we refer to as the “Administration Agreement,” under which we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See “The Adviser and the Administrator—The Administrator and the Administration Agreement” in the accompanying prospectus.

Conflicts of Interest

The Adviser is affiliated with other entities engaged in the financial services business. In particular, the Adviser is affiliated with Stone Point, and certain members of the Adviser’s board of managers are principals of Stone Point. Pursuant to certain management agreements, Stone Point has received delegated authority to act as the investment manager of the Trident V Funds. As of       , 2015, the Trident V Funds held approximately        % of the outstanding shares of our voting securities. The Trident V Funds also hold a controlling interest in the Adviser. The Trident V Funds and other private equity funds managed by Stone Point invest in financial services companies. These relationships may cause the Adviser’s or certain of its affiliates’ interests to diverge from our interests. In addition, our executive officers and directors, as well as the current and future members of the Adviser, may serve as officers, directors or principals of other entities that operate in the same or a related line of business as we do. Accordingly, they may have obligations to investors in those entities, the fulfillment of which obligations may not be in the best interests of us or our stockholders. See “Conflicts of Interest” in the accompanying prospectus.

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In order to address such conflicts of interest, we have adopted a code of ethics. Similarly, the Adviser has separately adopted a code of ethics and certain compliance policies and procedures, including investment allocation policies and procedures. The Adviser’s code of ethics requires the officers and employees of the Adviser to act in the best interests of the Adviser and its client accounts (including us), act in good faith and in an ethical manner, avoid conflicts of interests with the client accounts to the extent reasonably possible and identify and manage conflicts of interest to the extent that they arise. Pursuant to its investment allocation policies and procedures, the Adviser seeks to allocate investment opportunities among the accounts it manages in a manner that is fair and equitable over time. However, there is no assurance that such opportunities will be allocated to any particular account equitably in the short-term or that any such account will be able to participate in all investment opportunities that are suitable for it. Our directors and officers, and the officers and employees of the Adviser, are also required to comply with applicable provisions of the U.S. federal securities laws and make prompt reports to supervisory personnel of any actual or suspected violations of law. See “Conflicts of Interest—Code of Ethics and Compliance Procedures” in the accompanying prospectus.

Co-Investment with Affiliates.  In certain instances, we may co-invest on a concurrent basis with other accounts managed by the Adviser, subject to compliance with applicable regulations and regulatory guidance and our written allocation procedures. We have been granted exemptive relief by the SEC that permits us to participate in certain negotiated co-investments alongside other accounts managed by the Adviser, subject to certain conditions including (i) that a majority of our directors who have no financial interest in the transaction and a majority of our directors who are not interested persons, as defined in the 1940 Act, approve the co-investment and (ii) the price, terms and conditions of the co-investment are the same for each participant. A copy of our application for exemptive relief, including all of the conditions, and the related order are available on the SEC’s website at www.sec.gov.

Recent Developments

[Insert description of recent developments at the time of the offering]

Our Corporate Information

Our offices are located at 20 Horseneck Lane, Greenwich, CT 06830, and our telephone number is (203) 340-8500.

S-8

THE OFFERING

The Offer

We are issuing to stockholders of record, or record date stockholders, on          ,          , or the “record date,” one [transferable/non-transferable] right for each share of our common stock held on the record date. Each holder of the rights, or “rights holder,” is entitled to subscribe for one share of our common stock for every         rights held[, which we refer to as the “primary subscription right”]. We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of         .

[The rights are transferable and will be listed for trading on The New York Stock Exchange, or the “NYSE,” under the symbol “            ” during the course of this offer. See “The Offer.”]

Subscription Price

The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right or pursuant to the over-subscription privilege will not know the actual purchase price of those shares when they make that decision.] See “The Offer—Subscription Price.”

[Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than one share) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other stockholders, which we refer to as the “remaining shares.” If sufficient remaining shares of our common stock are available, all record date stockholders’ over-subscription requests will be honored in full. In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “The Offer—Over-Subscription Privilege.”]

Purpose of the Offer

Our board of directors has determined that it would be in the best interest of us and our stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments.   This offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;
•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;
•	the dilution to be experienced by non-exercising stockholders;
•	the dilutive effect the offering will have on the distributions per share we distribute subsequent to completion of the offering;
•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]
•	the size of the offering in relation to the number of shares outstanding;
•	[the fact that the rights will be listed on The New York Stock Exchange during the subscription period;]
•	the market price of our common stock, both before and after the announcement of the rights offering;
•	the general condition of the securities markets; and

S-9

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to the Adviser.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.]

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered.

[In determining that this offer is in our best interest and in the best interests of our stockholders, we have retained                   , the dealer manager for this offer, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

[Sale of Rights

The rights are evidenced by a subscription certificate and are transferable until          ,       (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on the NYSE under the symbol “          ”. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on the NYSE may be conducted until close of trading on the NYSE on        ,        (or, if the offer is extended, until the extended expiration date). See “The Offer—Sale of Rights.”]

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, bank or other nominee where your shares are held, or

•	Contact the information agent, , at .. Broker-dealers and nominees may call .

How to Subscribe

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

•	If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Exchange Act, have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

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Subscription Agent

will act as the subscription agent in connection with this offer.

Information Agent

will act as the information agent in connection with this offer. You may contact          toll-free with questions at          . Broker-dealers and nominees may call                 ..

[Distribution Arrangements

will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer and will solicit the exercise of rights and participation in the over-subscription privilege by our stockholders. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to        % of the subscription price per share for shares issued pursuant to the exercise of rights, including pursuant to the over-subscription privilege. The dealer manager may reallow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.]

Important Dates to Remember

Record Date
Subscription Period	(1)
Measurement Period for Subscription Price(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)
Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

(1)	Unless the offer is extended.
(2)	The subscription price will be [describe means of computing subscription price].
(3)	Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (1) deliver a subscription certificate and payment for shares or (2) cause to be delivered on their behalf a notice of guaranteed delivery.

S-11

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates, are based on historical fees and expenses incurred by the Company and may vary in the future. Whenever this prospectus supplement contains a reference to fees or expenses paid by “us” or “Eagle Point Credit Company,” or that “we” will pay fees or expenses, our common stockholders will indirectly bear such fees or expenses.

Stockholder Transaction Expenses (as a percentage of the offering price):
[Sales load	—]	%
[Offering expenses borne by the Company	—]	%
Dividend reinvestment plan expenses	[•]	%(1)
Total Stockholder transaction expenses	—%
Annual Expenses (as a percentage of net assets attributable to common stock):
Base management fee	[•]	%(2)
Incentive fees payable under our Investment Advisory Agreement (20%)	[•]	%(3)
Interest payments on borrowed funds	[•]	%(4)
Other expenses	[•]	%(5)
Acquired fund fees and expenses (underlying CLO fees and expenses)	[•]	%(6)
Total annual expenses	[•]	%

(1)	The expenses associated with the DRIP are included in “Other expenses.”See “Description of our Capital Stock — Common Stock — Dividend Reinvestment Plan” in the accompanying prospectus.

(2)	Our base management fee is calculated and payable quarterly in arrears at an annual rate equal to 1.75% of our Total Equity Base, as defined in the accompanying prospectus, or the NAV attributable to the common stock and the paid-in or stated capital of our preferred stock, if any. See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee and Incentive Fee” in the accompanying prospectus. The base management fee referenced in the table above is based on our actual amounts incurred during the three months ended , annualized for a full year. [If the Series A Term Preferred Stock were outstanding for all three months on which the estimates were based, the presented percentage would be higher.] In addition, to the extent we issue additional shares of preferred stock in the future, the base management fee as a percentage of net assets attributable to common stock would increase.

For purposes of this table, the SEC requires that the “Base management fees” percentage be calculated as a percentage of net assets attributable to common stockholders, rather than total assets, including assets that have been funded with borrowed monies because common stockholders bear all of this cost. If the management fee were calculated instead as a percentage of our total assets, our base management fee would be approximately % of our total assets and, if the base management fee were calculated as a percentage of Total Equity Base, the base management fee would be approximately %.

(3)	The incentive fee referenced in the table above is based on actual amounts incurred during the three months ended , annualized for a full year. We have agreed to pay the Adviser as compensation under the Investment Advisory Agreement a quarterly incentive fee equal to 20% of our Pre-Incentive Fee Net Investment Income for the immediately preceding quarter, subject to a quarterly preferred return, or “hurdle,” of 2.00% of our NAV (8.00% annualized) and a catch-up feature. Pre-Incentive Fee Net Investment Income includes accrued income that we have not yet received in cash. However, the portion of the incentive fee that is attributable to deferred interest (such as payment-in-kind, or “PIK,” interest or original issue discount) will be paid to the Adviser, without interest, only if and to the extent we actually receive such interest in cash, and any accrual will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. No incentive fee is payable to the Adviser on realized capital gains.

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The incentive fee is paid to the Adviser as follows:

•	no incentive fee in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the hurdle of 2.00% of our NAV;

•	100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle but is less than 2.50% of our NAV in any calendar quarter (10.00% annualized). We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the hurdle but is less than 2.50% of our NAV) as the “catch-up.” The “catch-up” is meant to provide the Adviser with 20% of our Pre-Incentive Fee Net Investment Income as if a hurdle did not apply if this net investment income meets or exceeds 2.50% of our NAV in any calendar quarter; and

•	20% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.50% of our NAV in any calendar quarter (10.00% annualized) is payable to the Adviser (that is, once the hurdle is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is paid to the Adviser).

For a more detailed discussion of the calculation of this fee, see “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee and Incentive Fee” in the accompanying prospectus.

(4)	[Assumes that we continue to have $ million of preferred stock outstanding with a dividend rate equal to 7.75% per annum.] We may issue additional shares of preferred stock or debt securities pursuant to the registration statement of which this prospectus supplement forms a part. In the event we were to issue additional shares of preferred stock or debt securities, our borrowing costs, and correspondingly our total annual expenses, including our base management fee as a percentage of our net assets attributable to common stock, would increase.

(5)	“Other expenses” includes our overhead expenses, including payments under the Administration Agreement based on our allocable portion of overhead and other expenses incurred by Eagle Point Administration, and is estimated for the current fiscal year. See “The Adviser and the Administrator — The Administrator and the Administration Agreement” in the accompanying prospectus. “Other expenses” also includes the ongoing administrative expenses to the independent accountants and legal counsel of the Company, compensation of independent directors, and cost and expenses relating to rating agencies.

(6)	Investors will bear indirectly the fees and expenses (including management fees and other operating expenses) of the CLO equity securities in which we invest. CLO collateral manager fees are charged on the total assets of a CLO but are assumed to be paid from the residual cash flows after interest payments to the CLO senior debt tranches. Therefore, these CLO collateral manager fees (which generally range from 0.35% to 0.50% of a CLO’s total assets) are effectively much higher when allocated only to the CLO equity tranche. The calculation does not include any other operating expense ratios of the CLOs, as these amounts are not routinely reported to shareholders on a basis consistent with this methodology; however, it is estimated that additional operating expenses of approximately % to % could be incurred. “Acquired fund fees and expenses” are based on the Company’s investment portfolio during the three months ended .

Example

The following example is furnished in response to the requirements of the SEC and illustrates the various costs and expense that you would pay, directly or indirectly, on a $1,000 investment in shares of our common stock for the time periods indicated, assuming [(1) a      % sales load, (2) total net annual expenses of      % of net assets attributable to our common stock and (3)] a 5% annual return*:

	1 year		3 years		5 years		10 years

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	[•]	$	[•]	$	[•]	$	[•]

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* The example should not be considered a representation of future returns or expenses, and actual returns and expenses may be greater or less than those shown. The example assumes that the estimated “other expenses” set forth in the Annual Expenses table are accurate, and that all dividends and distributions are reinvested at NAV. In addition, because the example assumes a 5% annual return, the example does not reflect the payment of the incentive fee which would either not be payable or would have an insignificant impact on the expense amounts shown above. Our actual rate of return may be greater or less than the hypothetical 5% return shown in the example

Other Expenses

The Adviser’s investment team, when and to the extent engaged in providing investment advisory and management services, and the compensation and routine overhead expenses of such personnel allocable to such services, are provided and paid for by the Adviser. We will bear all other costs and expenses of our operations and transactions, including:

•	the cost of calculating our NAV (including the cost and expenses of any independent valuation firm);

•	interest payable on debt, if any, incurred to finance our investments;

•	fees and expenses incurred by the Adviser or payable to third parties relating to, or associated with, making or disposing of investments, including legal fees and expenses, travel expenses and other fees and expenses incurred by the Adviser or payable to third parties in performing due diligence on prospective investments, monitoring our investments and, if necessary, enforcing our rights;

•	brokerage fees and commissions;

•	federal and state registration fees and exchange listing fees;

•	federal, state and local taxes;

•	costs of offerings or repurchases of our common stock and other securities;

•	the base management fee and any incentive fee;

•	distributions on our shares;

•	administration fees payable to Eagle Point Administrator under the Administration Agreement;

•	direct costs and expenses of administration and operation, including printing, mailing, long distance telephone and staff;

•	transfer agent and custody fees and expenses;

•	independent director fees and expenses;

•	the costs of any reports, proxy statements or other notices to our stockholders, including printing costs;

•	costs of holding stockholder meetings;

•	litigation, indemnification and other non-recurring or extraordinary expenses;

•	fees and expenses associated with marketing and investor relations efforts;

•	dues, fees and charges of any trade association of which we are a member;

•	fees and expenses associated with independent audits and outside legal costs;

•	fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	costs associated with our reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws; and

•	all other expenses reasonably incurred by us or the Administrator in connection with administering our business, such as the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions, and our allocable portion of the costs of compensation and related expenses of our Chief Compliance Officer, Chief Financial Officer, Chief Operating Officer and any support staff.

S-14

RISK FACTORS

Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below and under the heading “Risk Factors” in the accompanying prospectus are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the price of our securities could decline, and you may lose all or part of your investment

[The rights are non-transferable, and there is no market for the rights.

Other than in very limited circumstances, you may not sell, give away or otherwise transfer your rights. Because the rights are non-transferable, there is no market or other means for you to directly realize any value associated with the rights. You must exercise the rights and acquire additional shares of our common stock to realize any value.]

Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest in us, including with respect to voting rights, than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offer.

In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offer. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the rights offering or what proportion of the shares will be purchased as a result of the offer. Such dilution could be substantial.

This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. In addition, our reported earnings per share will be retroactively adjusted to reflect the dilutive effects of this offering. See “Dilution.”]

[Insert any additional relevant risk factors not included in the base prospectus.]

S-15

USE OF PROCEEDS

We estimate that net proceeds we will receive from this offering will be approximately $            million assuming all of the rights are exercised at the estimated subscription price and after deducting payments to the dealer manager of    % of the subscription price for each share issued pursuant to exercise of the rights and estimated offering expenses of approximately $            payable by us.

We intend to use the proceeds from the sale of our securities pursuant to this prospectus supplement to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We currently anticipate that it will take        to        months after the completion of this offering of rights to invest substantially all of the net proceeds of this offering in our targeted investments, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. Investors should expect, therefore, that before we have fully invested the proceeds of the offering in accordance with our investment objectives and policies, assets invested in these instruments would earn interest income at a modest rate, which may not exceed our expenses during this period.

S-16

CAPITALIZATION

The following table sets forth our capitalization as of       , 20   :

•	on an actual basis; and
•	on a pro forma basis to give effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $ and our receipt of the estimated net proceeds from that sale

	Actual	As Adjusted
(Dollars in Thousands Except Per Unit and Per Share Data)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Total assets	$	$
Liabilities:
Mandatorily redeemable preferred stock, par value $0.001 per share; 20,000,000 shares authorized, actual and pro forma; 1,818,000 issued and outstanding, actual and pro forma	$	$
Other liabilities	$	$
Total liabilities	$	$
Net Assets applicable to shares of common stock	$	$
Net Assets consist of:
Paid in capital	$	$
Accumulated net realized gain (loss) on investment
Net unrealized appreciation (depreciation) on investments
Distributions in excess of net investment income
Total net assets

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DILUTION

As of             ,            , our net assets were $          million, or approximately $    per share. After giving effect to the sale of          shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $       per share, and our receipt of the estimated net proceeds from that sale, our pro forma NAV would have been approximately $         million, or approximately $      per share, representing an immediate dilution of approximately $       per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $          per share:

As of ,
	Actual	As Adjusted
Net asset value per common share	$	$

	Months Ended ,
	Actual		As Adjusted
Net increase in net assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is .
(2)	Assumes that on , , the beginning of the indicated period, (1) all rights were exercised at the estimated subscription price of $ per share and (2) shares of our common stock were issued upon exercise of such rights.
(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

S-18

PRICE RANGE OF COMMON STOCK

Our common stock began trading on October 8, 2014 and is currently traded on the New York Stock Exchange, or the “NYSE,” under the symbol “ECC.” The following table lists the high and low closing sale price for our common stock, the closing sale price as a percentage of NAV and quarterly distributions declared per share since shares of our common stock were listed on the NYSE.

							Premium/	Premium/
							Discount	Discount
							of High	of Low
			Closing Sales				Sale Price	Sale Price	Distributions
	NAV(1)		Price				to NAV(2)	to NAV(2)	Declared (3)
			High		Low
Fiscal year ended December 31, 2014
Fourth quarter(4)		$19.08		$21.34		$19.00	12.1%	(0.2)%	$0.55
Fiscal year ended December 31, 2015
First quarter		$18.76		$21.30		$20.32	13.5%	8.3%	$0.60
Second quarter		$18.62		$21.33		$19.80	14.6%	6.3%	$0.60
Third quarter	$	[•]		$20.55		$19.04	[•] %	[•] %	$0.60
Fourth quarter(5)	$	[•]	$	[•]	$	[•]	[•] %	[•] %	$ [•]

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.

(3)	Represents the cash distributions (including dividends, dividends reinvested and returns of capital, if any) per share that we have declared on our common stock in the specified quarter.

(4)	From October 7, 2014 (initial public offering) to December 31, 2014.

(5)	From October 1, 2015 through , 2015.

Shares of non-diversified closed-end management investment companies may trade at a market price that is less than the NAV that is attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future. Our NAV per share was $        as of        (the last date prior to the date of this prospectus supplement on which we determined NAV). The closing sale price for shares of our common stock on the NYSE on that date was $       , which represented a        % [premium/discount] to NAV per share.

On      , the last reported closing price of our common stock was $        per share. As of        we had        stockholders of record of our common stock (which does not reflect holders whose shares are held in street name by a broker, bank or other nominee).

S-19

THE OFFER

Purpose of the Offer

Our board of directors has determined that it would be in the best interests of us and our stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. The current offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to such additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;

•	the dilution to be experienced by non-exercising stockholders;

•	the dilutive effect the offering will have on the distributions per share we distribute subsequent to completion of the offering;

•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]

•	the size of the offering in relation to the number of shares outstanding;

•	[the fact that the rights will be listed on the NYSE during the subscription period;]

•	the market price of our common stock, both before and after the announcement of the rights offering;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to the Adviser.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the size of our available equity capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to the Adviser is based in part upon our NAV attributable to our common stockholders, which will increase as a result of this offering].

[In determining that this offer was in our best interest and in the best interests of our stockholders, we have retained                , the dealer manager for this offering, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

S-20

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Terms of the Offer

We are issuing to record date stockholders [transferable/non-transferable] rights to subscribe for up to approximately                  shares. Each record date stockholder is being issued one [transferable/non-transferable] right for each whole share owned on the record date. The rights entitle each holder, or rights holder, to acquire at the subscription price one share for every          rights held [, which we refer to as the “primary subscription right”]. Rights may be exercised at any time during the subscription period, which commences on          ,     , the record date, and ends at 5:00 p.m., New York City time, on            ,     , the expiration date, unless extended by us.

The rights are [transferable and will be listed for trading on the NYSE under the symbol “       ” during the course of the offer/non-transferable]. The shares of our common stock issued pursuant to an exercise of rights will be listed on the NYSE under the symbol “ECC”. The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.”

We will not issue fractional shares upon the exercise of rights; accordingly, rights may be exercised only in multiples of            .

The rights are [transferable/non-transferable]. [Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the primary subscription, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below).]

[Shares for which there is no subscription during the primary subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to this offering (other than those rights that cannot be exercised because they represent in the aggregate the right to acquire less than one share) and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co., or “Cede,” or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for the offer to close.

[Over-Subscription Privilege

Shares not subscribed for by rights holders, which we refer to as the “remaining shares,” will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

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Stockholder’s Record Date Position Total Record Date Position of All Over-Subscribers	×	Remaining Shares

Any rights holder other than record date stockholders who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate in the subscription certificate submitted with respect to the exercise of any rights how many shares they are willing to acquire pursuant to the over-subscription privilege. We cannot assure non-record date rights holders that they will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date. However, if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights

Ownership as of the Expiration Date

Total Rights Ownership as of the Expiration Date of Non-Record

Date Rights Holders Exercising Their Over-Subscription Privilege

×	Shares Available for Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the primary subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s primary subscription was exercised in full. We will not offer or sell in connection with the offer any shares that are not subscribed for pursuant to the primary subscription or the over-subscription privilege.]

Subscription Price

The subscription price for the shares to be issued pursuant to the offer will be [describe means of computing subscription price]. [Since the expiration date will be               ,       (unless we extend the subscription period), rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to the primary subscription right and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege at the estimated subscription price of $         per share.] See “—Payment for Shares” below. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares by the subscription agent. We do not have the right to withdraw the rights or cancel this offer after the rights have been distributed.

Expiration of the Offer

The offer will expire at 5:00 p.m., New York City time, on               ,          , the expiration date, unless extended by us. The rights will expire on the expiration date of the rights offering and may not be exercised thereafter.

Our board of directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. For example, our board of directors may elect to extend the subscription period in the event there is substantial instability or volatility in the trading price of our common stock or the rights on the NYSE at or near the expiration date, or if any event occurs which causes trading to cease or be suspended on the NYSE or the financial markets generally. The foregoing are not the only circumstances under which this offer may be extended, and our board of directors is free to extend the subscription period at its discretion, provided it determines that doing so is in the best interests of our stockholders.

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Any extension of the offer will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Information Agent

will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $        plus reimbursement of all out-of-pocket expenses related to the offering.                can be contacted at the below address:

Subscription Agent

will act as the subscription agent in connection with this offer. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $             , plus reimbursement for all out-of-pocket expenses related to the offer.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the primary subscription and the pursuant to over-subscription privilege to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to               which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering. Facsimiles should be confirmed by telephone at            . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering or by the close of business on the third business day after the expiration date of the rights offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus supplement, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:	Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only (Not Overnight /Express Mail):

By Overnight Delivery:

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus supplement or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

Stockholders may also contact their broker-dealers or nominees for information with respect to the offer.

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[Sale of Rights

The Rights are Transferable

The rights will be listed for trading on the NYSE under the symbol “         ” subject to notice of issuance. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist, although no assurance can be given that a market for the rights will develop. Trading in the rights on the NYSE is expected to be conducted beginning on or about             ,          , and continuing until               ,             (or if the offer is extended, until the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.

Sales Through Subscription Agent and Dealer Manager

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to the dealer manager. Subscription certificates representing the rights to be sold through or to the dealer manager must be received by the subscription agent on or before             ,             (or if the offer is extended, on or before two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer manager either to purchase or to use its best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer manager will be based upon the then current market price for the rights. The dealer manager will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the fourth business day prior to the expiration date of the rights offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer manager will purchase or be able to complete the sale of any such rights, and neither we nor the dealer manager has guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the rights offering for (1) the transfer instructions to be received and processed by the subscription agent, (2) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any, and (3) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date (or if the offer is extended, on or before two business days prior to the extended expiration date) of the rights offering.

Except for the fees charged by the subscription agent [and dealer manager], which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent or the dealer manager.

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We anticipate that the rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company, or “DTC.” Holders of DTC exercised rights may exercise the over-subscription privilege in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to 5:00 p.m., New York City time, on the day prior to the expiration date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the subscription price for the number of shares for which the over-subscription privilege is to be exercised.]

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus supplement and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date of the rights offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at the address set forth above. Fractional shares will not be issued upon the exercise of rights.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the primary subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above. ]

Record Date Stockholders Whose Shares Are Held By a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

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We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offer. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by the expiration date, such rights will expire.

Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)	A participating rights holder may send the subscription certificate together with payment for the shares acquired in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege to the subscription agent based on the estimated subscription price of $ per share [( % of $ , the last reported sale price of a share on the NYSE on , )]. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)	A participating rights holder may request a Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full subscription price for the shares subscribed for in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on , (or, if the offer is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to Eagle Point Credit Company Inc. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within          business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (1) the number of shares purchased pursuant to the primary subscription, (2) the number of shares, if any, acquired pursuant to the over-subscription privilege, (3) the per share and total purchase price for the shares, and (4) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

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Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the primary subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (1) reallocate the shares to other participating rights holders in accordance with the over-subscription privilege; (2) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription privilege; and/or (3) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares by the subscription agent, except as provided below under “—Notice of Net Asset Value Decline.”

Notice of Net Asset Value Decline

We will suspend the offer until we amend this prospectus supplement if, subsequent to the effective date of this prospectus supplement, our net asset value declines more than 10% from our net asset value as of that date. Accordingly, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.

Delivery of Stock Certificates

Participants in our dividend reinvestment plan will have any shares that they acquire pursuant to the offer credited to their stockholder dividend reinvestment accounts in the plan. Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 days from the date of receipt of the payment.

Federal Income Tax Consequences of the Offer

For federal income tax purposes, neither the receipt nor the exercise of the rights by record date stockholders will result in taxable income to such stockholders, and no loss will be realized if the rights expire without exercise.

A record date stockholder’s basis in a right will be zero unless either (1) the fair market value of the right on the date of distribution is 15% or more of the fair market value of the shares with respect to which the right was distributed or (2) the record date stockholder elects, in his or her federal income tax return for the taxable year in which the right is received, to allocate part of the basis of the shares to the right. If either of clauses (1) or (2) is applicable, then if the right is exercised, the record date stockholder will allocate his or her basis in the shares with respect to which the right was distributed between the shares and the right in proportion to the fair market values of each on the date of distribution.

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The holding period of a right received by a record date stockholder includes the holding period of the shares with regard to which the right is issued. If the right is exercised, the holding period of the shares acquired begins on the date the right is exercised.

[If a right is sold, a gain or loss will be realized by the rights holder in an amount equal to the difference between the basis of the right sold and the amount realized on its disposition.]

A record date stockholder’s basis for determining gain or loss upon the sale of a share acquired upon the exercise of a right will be equal to the sum of the record date stockholder’s basis in the right, if any, and the subscription price per share. A record date stockholder’s gain or loss recognized upon a sale of a share acquired upon the exercise of a right will be capital gain or loss (assuming the share was held as a capital asset at the time of sale) and will be long-term capital gain or loss if the share is held for more than one year.

The foregoing is a general summary of the material U.S. federal income tax consequences of the offer under the provisions of the Code and Treasury regulations in effect as of the date of the prospectus that are generally applicable to record date stockholders who are United States persons within the meaning of the Code, and does not address any foreign, state or local tax consequences. The Code and Treasury regulations are subject to change or differing interpretations by legislative or administrative action, which may be retroactive. Participating rights holders should consult their tax advisors regarding specific questions as to foreign, federal, state or local taxes.

ERISA Considerations

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

[Distribution Arrangements

, which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer manager for this offer. Under the terms and subject to the conditions contained in the dealer management agreement, the dealer manager will provide financial advisory and marketing services in connection with this offer and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to          % of the aggregate subscription price for shares issued pursuant to this offer. In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $            for its expenses incurred in connection with this offer.

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The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to          % of the subscription price per share for each share issued pursuant to the exercise of rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares held by each broker-dealer through DTC on the record date. Fees will be paid by us to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the dealer manager.

We have agreed to indemnify the dealer manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager or reckless disregard by the dealer manager of its obligations and duties under the dealer manager agreement. We have also agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our equity or equity related securities or securities convertible into such securities, other than the rights, the shares and the common stock issued in connection with the reinvestment of dividends or distributions, for a period of         days from the date hereof without the prior consent of the dealer manager.

The principal business address of the dealer manager is                      ..

Prior to the expiration of this offer, the dealer manager may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices it sets. The dealer manager may realize profits or losses independent of any fees described in this prospectus supplement.

This offering is being conducted in compliance with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority.]

Additional Dealer Manager Compensation

The dealer manager and/or its affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto required to be disclosed by applicable law or regulation.]

Certain Effects of this Offer

The Adviser will benefit from this offer because a portion of the investment advisory fee we pay to the Adviser is based on the NAV attributable to our common stock. See “The Adviser and The Administrator—Investment Advisory Agreement—Management Fee and Incentive Fee” in the accompanying prospectus. It is not possible to state precisely the amount of additional compensation the Adviser will receive as a result of this offer because it is not known how many shares will be subscribed for. However, assuming (1) all rights are exercised, (2)  the estimated subscription price is $         per share, and (3) all of the proceeds from the offer are invested in additional portfolio companies, and after giving effect to dealer manager fees and other expenses related to this offer, the Adviser would receive additional annualized advisory fees of approximately $           .          of our directors who voted to authorize this offer are interested persons of the Adviser. The other            directors who approved this offer are not affiliated with the Adviser.

As a result of the terms of this offer, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offer, including with respect to voting rights. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights. This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. See “Dilution.”]

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LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for us by Dechert LLP, Boston, Massachusetts, and for the dealer manager by                                     ..

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm located at 345 Park Avenue, New York, NY 10154, provides audit services, tax return preparation, and assistance and consultation with respect to the preparation of filings with the SEC.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 (file numbers [•] and [•]), together with all amendments and related exhibits, under the Securities Act, with respect to the common stock offered by this prospectus supplement and the accompanying prospectus. Our registration statement may be obtained from the SEC at www.sec.gov.

We file with or submit to the SEC annual and semi-annual reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by us with the SEC. Copies of these reports, proxy statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, NE, Washington, DC 20549. This information will also be available free of charge by writing us at Eagle Point Credit Company Inc., 20 Horseneck Lane, Greenwich, CT 06830, Attention: Investor Relations, by telephone at (844) 810-6501, or on our website at www.eaglepointcreditcompany.com.

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